STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement"), dated as of August 21, 2006, is entered into by and between Dynasil Corporation of America, a New Jersey corporation (the "Purchaser"), Evaporated Metal Films Corp., a New York corporation (the "Company"), and Megan Shay, an individual (the "Seller"). In consideration of the mutual covenants herein and intending to be legally bound hereby, the parties agree as follows:

     Section 1. Sale and Purchase of the Stock

     The Seller owns 110,882 shares of the common stock, par value $.01 per share (the "Stock"), of the Company, constituting 100% of the issued and outstanding capital stock of the Company. The Seller wishes to sell and the Purchaser wishes to purchase the Stock on the terms and conditions, and subject to the representations and warranties, set forth herein.

     Section 2. Purchase Price for the Stock

     The purchase price for the Stock shall be $1,100,000 ($9.92 per share) (the "Purchase Price"), which shall be payable at the Closing by wire transfer of U.S. Dollar funds that will be available not later than the close of business on the next business day after the Closing Date (as defined below) to an account or accounts designated by the Seller or, in the absence of such designation, by certified or bank cashier's checks payable to the order of the Seller.

     Section 3. Closing; Transfer Procedures

     3.1 Closing and Effectiveness. The closing of the sale and purchase of the Stock (herein called the "Closing") shall take place at 385 Cooper Road, West Berlin, NJ 08091, at 10:00 A.M., local time, on October 2, 2006 (the "Closing Date"), at the offices of the Purchaser or at such other place as the parties may agree. The Closing Date may be extended in accordance with
Section 11.1. Anything herein to the contrary notwithstanding, the transactions contemplated herein shall be deemed to have occurred on October 1, 2006.

     3.2 Minute Books, Corporate Seal and Stock Records. At the Closing, the Seller shall deliver or cause the Company to deliver to the Purchaser all minute books, corporate seals, stock certificate books and other corporate and stock records of the Company.

     3.3 Delivery of the Stock. At the Closing, the Seller shall deliver to the Purchaser all certificates representing the Stock, with assignments separate from certificates duly endorsed in blank, with signatures guaranteed by a bank or trust company or a member firm of the New York Stock Exchange, American Stock Exchange or National Association of Securities Dealers, Inc.

     3.4 Financial Institution Account Signatures. At the Closing, if requested by the Purchaser, the Seller shall deliver or cause the Company to deliver to the Purchaser all necessary documents required by the banks and other financial institutions listed on Exhibit 4.18 for the Company to replace the currently authorized signatories with the Purchaser's designees.

     Section 4. Representations and Warranties of the Seller, the
Company and the Purchaser.

     On  and  as  of the date of this Agreement and  the  Closing
Date, the Seller and the Company hereby jointly and severally represent and warrant to the Purchaser, as follows:

     4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company is duly qualified and in good standing as a foreign corporation in the jurisdictions set forth in Exhibit 4.1.

     4.2 Subsidiaries, Other Ventures, etc. Except as set forth on Exhibit 4.2, the Company has no interest in any other corporation, partnership, joint venture, trust, limited liability company or other legal entity.

     4.3 Capitalization. The capital stock of the Company consists of 990,000 shares of authorized common stock, par value $.01 per share, of which 110,882 shares are currently issued and outstanding. Each share of such capital stock issued and outstanding is validly issued, fully paid and nonassessable.
There are no outstanding options, warrants, puts, calls, contracts, agreements, understandings, commitments, preemptive rights, cumulative voting rights, assignments, pledges or demands of any character relating to any shares of the capital stock of the Company.

     4.4 Stock Ownership. The Seller owns the Stock free and clear of all liens, encumbrances, claims, options and/or other charges or claims of any and every kind. The Seller has all requisite capacity, power, authority and right to execute and deliver this Agreement, consummate the transaction contemplated herein and transfer the Stock to the Purchaser and, when transferred to the Purchaser as contemplated by this Agreement, the Stock will be owned by the Purchaser free and clear of all liens, encumbrances, claims and other charges of every kind created by, through or under the Company or the Seller and without violating any agreement or understanding to which the Company or the Seller is a party or by which either of them is bound.

     4.5 Title to Properties. Except as set forth on Exhibit 4.5, the Company owns outright, and has good and marketable title to, all of its properties free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or other encumbrances of any nature whatsoever, except for the lien of current taxes not yet due and payable.

     4.6 Tax Matters. The Company has filed or caused to be filed all federal, state and local tax returns and reports through the taxable year ended September 30, 2005 which are due and required to be filed and has paid or caused to be paid all taxes due through the date hereof and any assessment of taxes received, except taxes or assessments that are being contested in good faith and have been adequately reserved against. Since September 30, 2005, the Company has filed all tax forms required to be filed by it and made all required interim tax payments, including, without limitation, all payroll withholding taxes. The provision for income taxes payable reflected in the Financial Statements as of September 30, 2005 is adequate for the payment of all taxes due for all periods ending on or before that date, and includes provision for deferred taxes in accordance with generally accepted accounting principles, consistently applied.

     4.7 Litigation. Except as disclosed in Exhibit 4.7 attached hereto and incorporated herein:

     (a) there is no dispute, claim, counterclaim, action, suit, proceeding, arbitration or governmental investigation, either administrative or judicial, pending, or to the knowledge of the Seller or the Company, threatened, against or related to (i) the Company or its business or assets or (ii) the Seller that would materially and adversely affect this Agreement or the consummation of the transactions contemplated herein; and

     (b) the Company is not in default with respect to any order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality or with respect to any agreement, undertaking or commitment with any other person, firm or entity, which involves the possibility of any judgment or liability that may result in any material adverse change in its financial condition, assets, liabilities or business; and

     (c) the Seller knows of no facts or circumstances that would provide a basis for any such action, suit, proceeding or default referred to in subsections 4.7(a) or (b) above.

     4.8 Absence of Undisclosed Liabilities. The Company has no material liabilities or obligations accrued, absolute, contingent or otherwise, except as disclosed in this Agreement or the Exhibits hereto or as incurred, consistent with past business practice, in the normal and ordinary course of its business since the Financial Statements dated June 30, 2006.

     4.9 Absence of Debt. Except as set forth on Exhibit 4.9, the Company is not a party to, guarantor of or accommodation party for any debenture, note, conditional sale, loan or other borrowing agreement or indebtedness, or any lease required to be capitalized in accordance with generally accepted accounting principles.

     4.10  Absence of Certain Changes and Events. Since September
30, 2005, except as set forth in Exhibit 4.10, there has not been:

     (a) any damage to, destruction or loss of any tangible or intangible asset of the Company, whether covered by insurance or not, materially and adversely affecting the operations, business, properties or assets of the Company;

     (b) any declaration, setting aside or payment of any dividend or any distribution with respect to the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any such stock;

     (c) any labor trouble, claim of unfair labor practice or union organizing activity involving the Company;

     (d) any sale, transfer, lease or other disposition, or agreement to do so, of any of the properties or assets of the Company other than in the ordinary course of its business consistent with past practice;

     (e) any mortgage, pledge or encumbrance of any of the Company's properties or assets; or

     (f) any sale by the Company of capital stock of the Company or any security or instrument convertible into or exchangeable for such capital stock or under which any person has any right to acquire any such capital stock.

     4.11 Leases. Exhibit 4.11 contains a complete and accurate list of all leases that are not cancellable on thirty (30) days or less notice without penalty or additional liability involving a total annual financial obligation of $2,500 or more pursuant to which the Company leases personal or real property to or from any person or entity, all of which leases are in full force and effect, no uncured default by any party thereto exists and no event, fact or condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default by any party thereto.

     4.12 Other Agreements. Exhibit 4.12 contains a complete and accurate list of all agreements to which the Company is a party or by which it is bound which are not required to be listed in any other Exhibit hereto which require an annual payment of $10,000 or more in the aggregate or which may not be terminated upon thirty (30) days or less notice without penalty or additional liability. All of such agreements are in full force and effect and no uncured default by any party thereto exists, and no event, fact or condition exists that, with the giving of notice or the lapse of time, or both, would constitute a default by any party thereto.

     4.13 Corporate Records. Except as set forth in Exhibit 4.13, the Company has maintained minute books which are up to date and in which are recorded accurately all actions taken by shareholders and the board of directors to the extent that such actions are required by law to be approved by shareholders or directors, as the case may be. The Company has maintained stock certificate books or transfer records in which are recorded accurately all original issues, transfers, cancellations and losses (with appropriate indemnity) of stock certificates.

     4.14 Restrictions. The Company is not subject to any judgment, order, writ, injunction or decree of a court that materially and adversely affects or, so far as the Seller and the Company can reasonably foresee, may in the future materially and adversely affect, its business, operations, prospects, properties, assets or condition, financial or otherwise.

     4.15 Compliance with Laws. Except as set forth in Exhibit 4.15, the Company has received no notice of violation of any law, ordinance, rule, regulation or order (including, without limitation, any environmental, safety, health or price or wage control law, ordinance, rule, regulation or order), and to its and the Seller's knowledge, none are pending or threatened, applicable to its operations, business or properties as presently constituted.

     4.16 Employees and Financial Interests. Exhibit 4.16 sets forth the name and current annual rate of compensation (including commissions and bonuses) paid by the Company to each director, officer, employee or agent of the Company whose current annual rate of compensation (including commissions and bonuses) is in excess of $10,000. Except as referred to in Exhibit 4.16, to the Seller's knowledge, no director, officer or employee of the Company owns, directly or indirectly, any equity or other financial interest in, or is an agent, employee, officer or director of, any corporation, firm, association or business organization which is a supplier, customer or landlord of, or which competes with, the Company.

     4.17 Employee Benefit Plans; Employee Relations.

     (a) Exhibit 4.17 sets forth a true and complete list and description of all pension, profit sharing, stock bonus, stock option, employment or severance agreements, deferred compensation, defined benefit, health, life, accident or disability plans, or any other agreement, arrangement, commitment or other employee benefit plan (including but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder ("ERISA") (the SBenefit Plans") maintained by the Company or with respect to which the Company has or may in the future have any liability
with   respect  to  any  current  or  former  employee  or  their beneficiaries.

     (b) Except as set forth in Exhibit 4.17, no Benefit Plan is a "multiple employer plan," within the meaning of ERISA, or a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, and the Company has not made any contribution to, participated in or become obligated to contribute to or participate in any multiple employer plan or multiemployer plan since September 30, 2005.

     (c) With respect to each single employer Benefit Plan, if applicable, the Company has delivered or made available to the Purchaser true and complete copies of: (i) all plan texts, related trust agreements or annuity contracts (or other funding instruments) and other agreements, arrangements and commitments set forth in Exhibit 4.17; (ii) all summary plan descriptions (including summaries of material modifications thereto) and other material employee communications; (iii) the most recent annual report; (iv) the most recent annual audited financial statements and opinion; (v) the most recent actuarial valuation; and (vi) the most recent determination letter or opinion letter received from the Internal Revenue Service.

     (d) All single employer Benefit Plans that constitute "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Plans") are in substantial compliance with ERISA and the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"). Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or favorable opinion letter from the Internal Revenue Service, and neither the Seller nor the Company is aware of any circumstances likely to result in the revocation or invalidity of any such favorable letter except as set forth in Exhibit 4.17(d). Neither the Seller nor the Company is aware of any instance in which the Company has engaged in a transaction with respect to any single employer Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its subsidiaries to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA.

     (e) With respect to each single employer Benefit Plan, no event has occurred, and there exists no conditions or set of circumstances (other than claims for benefits) in connection with which the Company or any Benefit Plan could be directly or indirectly subject to any material liability under ERISA, the Code, or any other law, regulation or governmental order relating thereto. There is no material pending or threatened litigation relating to any Benefit Plan.

     (f) Except as set forth in Exhibit 4.17, the Company has never sponsored a single employer Benefit Plan subject to Title
IV of ERISA or the minimum funding requirements of Section 412 of the Code.

     (g) With respect to each single employer Benefit Plan, if applicable, there are no unfunded benefit obligations arising in any jurisdiction which are not accounted for by reserves or accruals properly footnoted in accordance with generally accepted accounting principles on the Financial Statements.

     (h) Except as set forth in Exhibit 4.17, no Benefit Plan provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company beyond their retirement or other termination of service, other than (i) coverage mandated by law or (ii) death benefits provided under any Benefit Plan. There are no reserves, assets, surplus or prepaid premiums under any Benefit Plan which is a "welfare plan" as defined in Section 3(1) of ERISA. The Company has complied with Section 162(k) of the Code, to the extent applicable.

     (i) Except as described in Exhibit 4.17, the transfer of stock pursuant to the Agreement will not by itself (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) constitute an "excess parachute payment" (as defined in Section 280 G(b) of the Code) or otherwise accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) result in any liability to the Company with respect to any Benefit Plan.

     4.18  Directors,  Officers and Authorized  Persons.  Exhibit
4.18 sets forth a complete and accurate list of: (a) all directors of the Company; (b) the names and offices of all officers of the Company; (c) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof; (d) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company; (e) all safes, vaults and safe deposit boxes maintained by or on behalf of the Company or in which property of the Company is held and the names of all persons authorized to have access thereto; and (f) all bank, securities or similar accounts of the Company and the names of all persons who are authorized signatories with respect to such accounts, the capacities in which they are authorized signatories and the terms of their authorizations.

     4.19 Environmental.

     (a) To the best of the knowledge of the Company or the Seller after due inquiry, except in compliance with federal, state or local statutes, laws or regulations, or as set forth in
Exhibit 4.19, no pollutants or other toxic or hazardous substances, including any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, chemicals or waste (including materials to be recycled, reconditioned or reclaimed) (collectively, "Materials") have been discharged, dispersed, released, stored, treated, generated, disposed of, or allowed to escape (collectively referred to as an "Incident") on or from any property owned or occupied, under lease or otherwise (the "Premises") or disposed of by the Company, in connection with its business or operations or, to the best of the Company's or the Seller's knowledge, any person acting on the Company or the Seller's behalf at any other property or location (a "Site").

     (b) To the best of the knowledge of the Company or the Seller after due inquiry, no asbestos or asbestos-containing materials have been installed (and have not since been removed), used, incorporated into, or disposed of on any of the Premises or in connection with its business or operations, and the Company has not installed, used, incorporated into, or disposed of any asbestos or asbestos-containing materials on any Site or in connection with the Company's business or operations.

     (c) To the best of the knowledge of the Company or the Seller after due inquiry, no polychlorinated biphenyls ("PCBs") are located on or in any of the Premises in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils or any other device. The Company has not installed, used, incorporated into, or disposed of any PCBs or PCB-containing equipment or materials on or in any of the Premises or any Site, or in connection with the business or operations of the Company in violation of any federal, state or local statutes, laws or regulations.

     (d) To the best of the knowledge of the Company or the Seller after due inquiry, no underground storage tanks are located on any of the Premises or were located on any of the Premises and subsequently removed or filled, except those tanks that have been identified (by size, location, age, substance contained therein, and whether removed or filled) in Exhibit 4.19.

     (e) To the best of the knowledge of the Company or the Seller after due inquiry, no action, suit or proceeding (collectively referred to as "actions") with respect to the Materials is proposed, or to the Company's or the Seller's knowledge is threatened, or anticipated, or in existence with respect to any of the Premises except the actions identified in
Exhibit 4.19.

     (f) To the best of the knowledge of the Company or the Seller after due inquiry, each of the Premises is in compliance with all applicable federal, state and local statutes, laws and regulations relating to the environment. No notice has been served on the Company or the Seller, from any entity, governmental body, or individual claiming any violation of any law, regulation, ordinance or code, or requiring compliance with any law, regulation, ordinance or code, or demanding payment or contribution for environmental damage or injury to natural resources, except those notices identified in Exhibit 4.19. Copies of any such notices received between the date hereof and the Closing and after the Closing shall be forwarded to Purchaser within three (3) days of their receipt.

     (g) Included in Exhibit 4.19 are copies of the most recent studies, analyses and test results relating to Materials, if any, in the Company's or the Seller's possession or that the Company or the Seller caused to be performed or made.

     4.20 Disclosure. No representation or warranty by the Seller in this Agreement or in any other exhibit, list, certificate or document delivered pursuant to this Agreement, contains or will contain any material omission or untrue statement of material fact. Disclosure in any particular Exhibit attached hereto shall constitute disclosure for all purposes of this Agreement.

     4.21 Securities Act. The Company and the Seller represent and warrant that neither of them has offered the Stock or any options, warrants, rights to acquire or any securities convertible into or exchangeable for the Stock by means of any public offering , general solicitation or general advertising.

     On and as of the date of this Agreement, the Purchaser hereby represents and warrants to the Seller, as follows:

     4.22  Organization and Qualification of the  Purchaser.  The
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New Jersey with all requisite corporate power and authority to own or lease its properties and conduct its business in the manner and in the place where such properties are owned or leased or such business is conducted.

     4.23 Authority and Binding Effect. The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated herein have been duly authorized by all requisite corporate action by the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

     4.24 Government Consent, etc. No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

     4.25 No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein violates or conflicts with or constitutes a default under any term or provision of the Purchaser's articles of incorporation or by-laws or of any material contract, indenture, agreement or understanding to which it is a party or by which it is bound.

     4.26 Absence of certain changes. Since October 1, 2005,  the
Purchaser has not suffered any material adverse change in its financial condition, assets, liabilities or business, taken as a whole.

     4.27 Purchase for investment; knowledge and experience. The Purchaser represents that its purchase of the Stock hereunder is for its own account for investment, and with no present intention of resale. The Purchaser further represents that it has such knowledge and experience in business affairs and otherwise that it is capable of making its own informed investment decision with respect to the purchase of the Stock.

     Section 5. Conduct Pending the Closing

     The Seller hereby covenants and agrees that, pending the Closing and except as otherwise approved in advance in writing by the Purchaser, which approval shall not unreasonably be withheld, conditioned or delayed:

     5.1 Conduct of Business. The Company shall carry on its business diligently and substantially in the same manner as heretofore and refrain from any action that would result in the breach of any of the representations, warranties or covenants of the Seller or the Company hereunder.

     5.2 Access. The Purchaser and its authorized representatives shall have full access during normal business hours upon reasonable prior notice to the Seller to all properties, books, records, contracts and documents of the Company, and the Seller shall furnish or cause to be furnished to the Purchaser and its authorized representatives all information with respect to the Company as the Purchaser may reasonably request. In the event of the termination of this Agreement, all such information shall remain confidential and not be disclosed or used by the Purchaser or its agents in any matter whatsoever, and all copies thereof shall be returned to the Seller.

     5.3 Contracts and Commitments. The Company shall not enter into any contract, commitment or transaction not in the usual and ordinary course of its business or inconsistent with past practices.

     5.4 Sale of Capital Assets. The Company will not sell or dispose of any capital asset with an original cost in excess of $10,000.00.

     5.5 Liabilities. The Company will not, and will not agree to, create any indebtedness or any other fixed or contingent liability including, without limitation, liability as a guarantor or otherwise with respect to the obligations of others, other than that incurred in the usual and ordinary course of its business consistent with past practices, or that is incurred pursuant to existing contracts disclosed in Exhibit 5.5 attached hereto.

     5.6 Amendment. The Company will not, and will not agree to, amend its Articles of Incorporation or Bylaws, nor will there be any change in its authorized, outstanding or unissued capital stock.

     5.7  Insurance.  All  insurance maintained  by  the  Company
insuring   the  Company,  its  employees,  or  its  business   or
operations will be maintained by the Company in all respects.

     5.8 Preservation of Organization and Employees. The Company will use its commercial best efforts to preserve its business and transactions intact, to keep available its respective key officers and employees, and to preserve the present relationships of the Company with its suppliers, customers, banks and others having business relations with it. The Company will not change its present relationship with its employees or the compensation payable or to become payable to any of them or declare or pay any bonus or make any other payment to any employee not consistent with past practice.

     5.9 No Default. The Company shall not do any act or omit to do any act, or permit any act or omission, which will cause a material breach of any material contract, agreement, understanding, commitment or obligation to which it is a party or by which it is bound.

     5.10 Tax Returns. The Company will prepare and file all state, federal and other tax returns, and amendments thereto required to be filed between the date of this Agreement and the Closing Date. The Purchaser shall have a reasonable opportunity to review all such returns and amendments thereto, prior to their being filed.

     Section   6.   Conditions  Precedent  to   the   Purchaser's
Obligations

     All obligations of the Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     6.1 Representations and Warranties. The Seller's and the Company's representations and warranties contained in this Agreement or in any exhibit, list, certificate or document delivered pursuant to the provisions hereof shall be true, correct and complete in all material respects at and as of the time of Closing.

     6.2 Performance of Agreements. The Seller and the Company each shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     6.3 Closing Deliveries. The Seller or the Company shall have delivered  the documents and other items described in  Section  3 hereof.

     6.4 Employment Agreement. The Seller shall have executed and
delivered   to   the  Purchaser  the  Employment   Agreement   in
substantially the form attached hereto as Appendix A.

     6.5 Opinion of Counsel. The Seller shall have delivered to the Purchaser a favorable written opinion of their counsel, Bond, Schoeneck & King, PLLC, dated as of the Closing Date addressed to the Purchaser in form and substance set forth in Exhibit 6.5.

     6.6 No Litigation. There shall not be any pending or, to the knowledge of the Company or the Seller, threatened, any action, suit or proceeding by or before any court, arbitrator, governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby or which, if adversely determined, would result in a material breach of a representation, warranty or covenant of the Company or the Seller.

     6.7 Adverse Change. There shall not have occurred a material adverse change, event or casualty, financial or otherwise, in the Company or to its business or operations whether covered by insurance or not.

     6.8 Financing. The Purchaser shall have obtained or had made available to it financing in an amount and on terms deemed acceptable by it in its sole judgment to enable it to pay the Purchase Price, enable it to fulfill its other obligations under this Agreement and fund its anticipated working capital requirements for the Company for a reasonable period after Closing.

     6.9 Permits, Licenses, Consents and Approvals. The Seller shall have received and delivered to the Purchaser all permits, licenses, consents or approvals from government authorities or other third parties required to consummate the transactions contemplated by this Agreement.

     6.10   Cancellation   of  Stock  Certificates.   The   stock
certificates dated September 29, 2000 and May 11, 1999 registered
in   the  names  of  Curtis  J.  Ufford  and  Michael  D.   Shay,
respectively, shall have been cancelled.

     6.11 Resignations of Board Members. The Seller shall have delivered to the Purchaser the resignations of all members of the Company's Board of Directors, effective as of the Closing.

     Section 7. Conditions Precedent to the Seller's Obligations

     All obligations of the Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions:

     7.1   Representations   and  Warranties.   The   Purchaser's
representations and warranties contained in this Agreement shall be true at and as of the time of Closing.

     7.2  Performance  of  Agreements. The Purchaser  shall  have
performed   and  complied  with  all  agreements  and  conditions
required by this Agreement to be performed or complied with by it prior to or at the Closing.

     7.3  Closing Deliveries. The Purchaser shall have  paid  the
Purchase Price to the Seller as described in Section 2 hereof.

     7.4 Closing Certificates. The Purchaser shall have executed and delivered to the Seller: (i) a certificate of the Secretary or Assistant Secretary of the Purchaser certifying and attaching true and complete copies of the resolutions of the Board of Directors of the Purchaser authorizing the execution and delivery of this Agreement and the performance of the obligations of the Purchaser hereunder; (ii) a certificate of the President or Vice President of the Purchaser confirming satisfaction of the conditions set forth in Sections 7.1 and 7.2 above; and (iii) the Employment Agreement in substantially the form attached hereto as Appendix A..

     7.5 Opinion of Counsel. The Purchaser shall have delivered to the Seller a favorable written opinion of its counsel, Gerald Chalphin, Esq., dated as of the Closing Date addressed to the Seller in form and substance set forth in Exhibit 7.5 attached hereto and incorporated herein.

     7.6 No Litigation. There shall not be any pending or, to the knowledge of the Purchaser, threatened, action, suit or proceeding by or before any court, arbitrator, governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby or which, if adversely determined, would result in a material breach of a representation, warranty or covenant of the Purchaser.

     Section 8. Commissions, Fees and Expenses

     8.1 Brokers and commissions. Each party hereby represents and warrants to the other that it has not engaged or dealt with any broker or other person who may be entitled to any brokerage fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Each of the parties hereto shall indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against a party as a result of such other party's dealings, arrangements or agreements with any such broker or person.

     8.2 Fees and Expenses. Each of the parties hereto will bear its own legal fees, consulting or professional fees, and all other fees or expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the consummation of any transaction contemplated by this Agreement.

     Section 9. Indemnification

     9.1 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made by the Seller or the Purchaser in this Agreement or in any exhibit, certificate or financial statement delivered pursuant hereto shall survive the Closing and shall not merge into the consummation of the transactions contemplated hereunder for a period of one (1) year and shall be deemed to have been relied upon by the other party.

     9.2 Indemnification by the Seller. The Seller shall defend, indemnify and hold the Purchaser harmless from and against all actual or potential claims, demands, liabilities, damages, losses and out-of-pocket expenses including reasonable attorneys' fees whether or not reduced to judgment, order or award, caused by or arising out of the breach of any agreement of or any representation or warranty made by the Seller individually and collectively in this Agreement or in any exhibit, list, certificate or document delivered by them pursuant hereto;
provided, that any claim for indemnification hereunder may be asserted only to the extent that the aggregate amount accumulated exceeds $20,000. Subject to Section 9.4, the Seller's entire indemnification obligation and liability hereunder for all and all claims shall not exceed $100,000 in the aggregate.

     9.3 Indemnification by the Purchaser. The Purchaser shall defend, indemnify and hold the Seller harmless from and against all damages, losses and out-of-pocket expenses including reasonable attorneys' fees, caused by or arising out of the breach of any agreements of or any representation or warranty made by the Purchaser in this Agreement or in any certificate or document delivered by it pursuant hereto; provided, that any claim for indemnification hereunder may be asserted only to the extent that the aggregate amount accumulated exceeds $20,000. subject to Section 9.4, the Purchaser's entire indemnification obligation and liability hereunder for any and all claims shall not exceed $100,000 in the aggregate.

     9.4 Absence of Indemnification Limits. Notwithstanding anything to the contrary in Sections 9.2 and 9.3, the parties agree that the $20,000 and $100,000 limitations on indemnification claims hereunder shall not apply to cases of (a) fraud or (b) material misstatement or omission or material failure to comply in all material respects with Sections 4.21, 4.27, 8.1 or 8.2.

     9.5 Defense of Claims. Promptly after any service of process in any third party litigation in respect of which indemnity may be  sought from the other party pursuant to this Section  9,  the party so served shall notify the indemnifying party of the commencement of such litigation, and the indemnifying party shall be entitled to assume the defense thereof at its expense with counsel of its own choosing; provided, however, that the indemnifying party shall not settle, compromise or in any manner resolve any claim, suit, action or proceeding in such a manner as would admit or imply wrongdoing by or liability of the indemnified party without the indemnified party's prior written consent, to be withheld in such party's sole discretion, or prejudice any right of the indemnified party, unless (i) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the indemnifying party; (ii) such settlement involves no finding or admission of any violation or breach by indemnified party of any right of the indemnifying party or any third party or any applicable laws, orders, contracts or governmental regulations; and (iii) such settlement has no effect on any other claims that may be made against the indemnified party.

     9.6 Exclusive Remedy; Survival. This Section 9 sets forth the sole and exclusive remedies for the parties in the event of a breach or alleged breach of any agreements or any representation or warranty by the other party. This Section 9 shall survive any termination, expiration or recission of this Agreement.

     Section 10. Post Closing

     The Purchaser agrees that from and after the Closing Date until September 30, 2007, without the Seller's knowledge and consent, which will not unreasonably be withheld, the Purchaser shall not, nor shall it permit any person, firm or entity under its control, directly or indirectly, to: (i) make any reductions in at will personnel of the Company other than changes caused by normal attrition or loss of business; (ii) reduce any of the personnel benefits or employee benefit plans currently offered by the Company to the Company's employees, or (iii) reduce any wages, salaries, bonus programs or compensation plans or manner or method of payment of compensation to employees of the Company.

     Section 11. Termination.

     11.1 Termination of Agreement. Unless extended for up to an additional thirty one (31) days at the option of either the Seller or the Purchaser by written notice to the other party sent prior to the close of business on October 2, 2006, this Agreement will automatically terminate if (a) the Closing does not occur by the close of business on October 2, 2006; (b) any voluntary petition in bankruptcy or any petition for similar relief is filed by the Purchaser, the Company or the Seller; (c) any involuntary petition in bankruptcy is filed against the Purchaser, the Company or the Seller, the party against which such petition has been filed does not immediately commence appropriate action to dismiss that petition and the petition has not been dismissed within sixty (60) days from the filing thereof; (d) a receiver is appointed for the Purchaser, the Company or the Seller or any material portion of their property or assets; (e) the Purchaser, the Company or the Seller makes an assignment for the benefit of creditors; or (f) the Purchaser, the Company or the Seller admits in writing an inability to meet debts as they become due. Further, the Buyer and the Seller may terminate this Agreement: by mutual written consent at any time prior to the Closing. The Purchaser may terminate this Agreement by giving written notice to the Seller on or before the Closing Date if the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach. The Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing if the Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach.

     11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any party to any other party except as otherwise result hereunder or under the Letter of Intent dated June 29, 2006 executed by the parties (the "Letter of Intent").

     Section 12. Miscellaneous

     12.1 Further Assurances. Each of the Seller will, at the request of the Purchaser from time to time, execute and deliver such further instruments and will take such other action reasonably required to consummate the transactions contemplated by this Agreement.

     12.2 Governing Law; Venue; Prevailing party. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey. Any action, suit or proceeding may only be brought in a court of general jurisdiction in Camden County, New Jersey, Tompkins County, New York or the United States District Courts for the District of New Jersey or the Northern District of New York. Each party hereby consents to the jurisdiction and venue of whichever of the foregoing courts in which such action, suit or proceeding is first commenced and waives the right to argue forum non conveniens. The prevailing party in any action, suit or proceeding hereunder shall be entitled to recover its costs from the other party (including, without limitation, attorneys' and experts' fees).

     12.3 Nature and survival of representations and warranties. All representations and warranties made by the parties hereto or statements made by any of them in any certificate or other instrument delivered pursuant hereto, or in connection with the transactions contemplated hereby, shall, except as otherwise expressly stated herein or therein, shall survive the Closing and any investigation at any time made by or on behalf of any of them.

     12.4 Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other, which consent shall not unreasonably be withheld. This Agreement shall be binding upon, and inure to the benefit of, the Purchaser and the Seller and their respective heirs, personal representatives, successors and assigns. Notwithstanding the foregoing, the Purchaser may assign its rights (but not performance of its obligations) hereunder to Optometrics Corporation or any other wholly-owned subsidiary of the Purchaser.

     12.5 Headings for Reference Only. The section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to modify or limit the provisions of this Agreement.

     12.6 Notices. Any notice, communication, demand or other writing (a "notice") required or permitted to be given, made or accepted by any party to this Agreement shall be given by personal delivery, facsimile, electronic mail or by depositing the same in the United States mail, properly addressed, postage prepaid and registered or certified with return receipt requested. A notice given by personal delivery, facsimile or electronic mail shall be effective upon delivery and a notice given by registered or certified mail shall be deemed effective on the second business day after such deposit. For purposes of notice, the addresses of the parties shall be, until changed by a notice given in accordance herewith, as follows:

     If to the Purchaser:

     Dynasil Corporation of America
     385 Cooper Road
     West Berlin, NJ  08091
     Attention: Mr. Craig T. Dunham, President
     Facsimile: 856-767-6813
     Email: cdunham@dynasil.com

     With a required copy to:

     Gerald Chalphin, Esq.
     427 E. Mt. Pleasant Ave.
     Philadelphia, PA 19119
     Facsimile: 215-242-0173
     Email: gchalphin@verizon.net

     If to the Seller:

     Ms. Megan Shay
     405 Mitchell Street
     Ithaca, New York 14850
     Facsimile: [To be completed]
     Email: mdshay@aol.com

     With a required copy to:

     Mikio Miyawaki Esq.
     Bond, Schoeneck & King, PLLC
     One Lincoln Center
     Syracuse, New York 13202
     Facsimile: (315) 218-8100
     Email: mikio@bsk.com

     12.7 Incorporation of Documents. All exhibits, appendices and Schedules referred to in this Agreement shall be deemed to be incorporated herein and made a part of this Agreement.

     12.8 Knowledge of Entity. References to the "knowledge of" an entity herein shall mean the actual knowledge of the executive officers or directors of the entity.

     12.9 Counterparts. This Agreement may be executed in one  or more counterparts, each of which shall be deemed an original, but
all   of  which  together  shall  constitute  one  and  the  same instrument.

     12.10  Severability.  If  any  term  or  provision  of  this
Agreement   or  any  application  hereof  shall  be  invalid   or
unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

     12.11 Entire Agreement and Amendment. This Agreement represents the entire agreement reached between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous agreements, understandings, representations and warranties between the parties, including, without limitation, the Letter of Intent, and may not be amended except by written instrument executed by the parties hereto.

     IN  WITNESS  WHEREOF,  the  undersigned  have  executed  and
delivered                      this                     Agreement
on and as of the day and year first above written.

                                   SELLER:
WITNESS:


                                   Megan Shay

                                   COMPANY:

[CORPORATE SEAL]                   EVAPORATED METAL FILMS CORP.
ATTEST:

                                   By
Authorized Officer                      Megan Shay
                                        President

                                   PURCHASER:

[CORPORATE SEAL]                   DYNASIL CORPORATION OF AMERICA
ATTEST:

                                   By
Authorized Officer                      Craig T. Dunham
                                                        President



                                                       APPENDIX A


           FORM OF EMPLOYMENT AGREEMENT FOR MEGAN SHAY